Exhibit 10.1

This Exhibit 10.1 includes certain identified information that has been redacted because it is both (i) not material and (ii) the type of information that the registrant customarily and actually treats as private and confidential. Where information has been redacted, it has been so indicated by a “[***]”.

5&2 Studios, Inc.

Employment Separation Agreement

July 7, 2025

Kyle Young

214 Dellwood Avenue

Charlotte, NC 28209

Dear Kyle,

Thank you for your services to 5&2 Studios, Inc. (the “Employer”). This letter, upon your signature, will constitute the agreement between you, Kyle Young (“You,” or “Your”), and the Employer on the terms of Your separation from employment with the Employer (the “Separation Agreement”).

1.     You will be deemed to have separated your employment with the Employer effective on July 6, 2025 (the “Effective Date”).

2.     Even if you do not sign this Separation Agreement, You will be paid Your earned salary through the Effective Date payable on the Employer’s regular payroll cadence, or earlier as required by law. If You believe the amount of Your final pay is incorrect, You agree to contact the Employer immediately.

3.     As consideration for Your execution of this Separation Agreement, the Employer will provide You with the severance payment and benefits detailed below. Please note that the severance payment and benefits are not earned pay, You are not otherwise entitled to them and are separate and distinct from Your earned pay.

a.  Severance Pay. Employer will pay You Two-Hundred Thousand United States Dollars ($200,000.00) payable in a lump-sum within ten (10) days of Your signing of this Separation Agreement. This payment will be subject to all applicable and required tax withholdings and deductions.

b.   Continued Health Benefits. You will continue to be enrolled in Employer’s insurance program through July 31, 2025. In addition to the Severance, Employer agrees to cover the costs of insurance (“COBRA”) for Employee and any other spouse/dependents, if applicable, covered on Employee’s insurance prior to the Separation Date for the following five (5) months: August 2025, September 2025, October 2025, November 2025 and December 2025. If Employee obtains employment and/or health insurance coverage prior to Employee’s COBRA coverage expiring, Employee shall immediately notify Company that it may cease paying for coverage due to Employee obtaining other sufficient coverage. Furthermore, should Employee receive care or incur costs not covered by COBRA that are deemed necessary, the Employer will reimburse the Employee for those costs upon submitting verifiable receipts and proof of payment.

4.     You have until Monday, July 28, 2025, at 5:00 PM CST (the “Deadline”) to review and accept this Separation Agreement. For clarity, Your signed Agreement must be returned to Nicole A. Johnson by the Deadline to be effective. Submission of this Separation Agreement may be via email to [***] or via overnight courier (e.g., FedEx) to Nicole Johnson.

5.     You agree to immediately return to the Employer all property belonging to the Employer. You agree—as soon as practical—to destroy any information You may have stored on non-Employer owned devices or in Your custody and control. This applies to all of the Employer’s data, images, text messages, communications from Your personal phone and/or cloud accounts related to any work performed by You while You were an employee of Employer.

6.     In Consideration of the severance payment described in Section 3 of this Separation Agreement, You hereby waive and release and promise never to assert any and all claims that You had, have or might have, whether known or unknown, accruing prior to the Effective Date of this Separation Agreement— against the Employer and any related entities, directors, officers, leadership team members, agents, attorneys, employees, successors, or assigns, for or by reason of any matter, cause or thing whatsoever, including any claim arising from or related to Your employment with the Employer and/or the separation of Your employment with the Employer. This release of claims includes, but is not limited to, all claims arising under: the National Labor Relations Act; the Labor- Management Relations Act of 1947 (NLRB); Title VII of the Civil Rights Act of 1964, as amended (Title VII); 42 U.S.C. Section 2000e; 42 U.S.C. Sections 1981, 1983 and 1985; 29 U.S.C. Section 206(d); the Civil Rights Act of 1866; the Equal Pay Act; the Fair Labor Standards Act (FLSA); the Age Discrimination in Employment Act of 1967 (ADEA); the Americans with Disability Act, both original and as amended January 1, 2009 (ADA); the Uniformed Services Employment and Reemployment Act, both original and as amended (USERRA); the Employee Retirement Income Security Act (ERISA); Consolidated Omnibus Budget Reconciliation Act (COBRA); and any and all such Workers’ Compensation Acts of any State, as might otherwise apply; the Family Medical Leave Act (FMLA); the Lilly Ledbetter Fair Pay Act; any state or local statute, including workers’ compensation and equal employment opportunity, including any Human Rights Acts, Civil Rights Acts, or Labor Codes, codified in any state or federal statutes; any claims arising under any Penal Code including assault, battery, and sexual assault; and, any tort or common law claims, including claims of slander, defamation, libel, intentional infliction of emotional distress, loss of consortium, tortious interference with contractual rights, assault, battery, negligence, negligent supervision, premises liability claims, breach of contract, unjust enrichment, detrimental reliance, violation of public policy, or under any federal, state or local law dealing with discrimination, harassment or retaliation, any other purported restriction on an employer’s right to terminate the employment of employees, or otherwise that You have or might have, known or unknown, now existing, directly or indirectly attributable to his Employment with or separation from Employer, or arising out of the Claims, it being intended to release all claims of any kind for any damages which You might have against the Employer, whether known or unknown, and whether or not asserted in any charge or lawsuit.

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You also waive and release and promise never to assert any such claims, even if You do not believe that You have such claims.

7.    You also waive and release and promise never to assert any such claims, even if You do not believe that You have such claims.     Unless otherwise required by law, You agree that You will not disclose to others any information regarding the following:

a.     Any information gained by You while employed by the Employer, including, but not limited to, information concerning, its employment practices, financial status or condition, confidences, trade practices, business practices, trade secrets, trade names, trademarks, and/or all other information furnished to You or learned by You in the course of Your employment that is confidential in nature;

b.     The terms of this Separation Agreement, the benefit being paid under it or the fact of its payment. These matters are confidential except that You may disclose this information to Your spouse or to Your attorney. You will instruct them, however, to maintain the confidentiality of this information just as You must.

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8.     It is intended by the Parties that their separation will be, and remain, amicable in all regards. You agree that You will not disparage or speak negatively about the Employer in any fashion, including but not limited to the following communications: any person, any entity, the media, via personal social media posts, or via any other communications/disclosures regarding the Employer, Employer’s employees, Employer’s employment and contract practices, board members/directors, contractors, cast, agents, publicists, or any party affiliated with the Employer. Your agreement not to disparage includes any time periods before You execute this Separation Agreement. Should You breach the confidentiality and/or non-disparagement provisions of this Separation Agreement at any time, the Employer has every right to stop payment of any benefits described in this Separation Agreement. Should You breach the confidentiality and/or non-disparagement provisions of this Separation Agreement during any time period that You are considering this Separation Agreement, the Employer has every right to rescind this Separation Agreement.

9.    You agree that if You violate the non-disparagement and confidentiality clauses after You separate from Employer, You must return 90% of the Severance Payment—as defined within this Separation Agreement—to Employer. The Parties agree that should a violation of this Section 9 occur that it is subject to the dispute resolution procedures outlined in this Separation Agreement, specifically Section 14.

10.    You represent and warrant that You have not, prior to signing this Separation Agreement, divulged or revealed to any person, the terms or conditions of the Separation Agreement, or any of the severance negotiations between the Parties. You further agree that if asked about any agreements with Employer, You may state that You are not under any covenant not to compete, but that You are otherwise not at liberty to discuss any confidential information related to Your prior employment with Employer.

11.    The Employer may respond to inquiries from third parties about Your employment with the Employer by identifying Your date of hire, date of separation and position held at the time of separation.

12.    In the event that You breach any of Your obligations under this Separation Agreement, any other written agreement with the Employer or as otherwise imposed by law, the Employer shall be entitled to stop payment of any benefit due under this Separation Agreement and shall be entitled to recover any benefit paid under the Separation Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief. If subsequent to Your departure or separation from employment, we determine that You have breached Your common law or statutory duties to the Employer while an employee during Your employment with the Employer, then in such case, Employer reserves the right to immediately terminate this Separation Agreement, cease payments of any amounts contemplated by this Separation Agreement and to demand reimbursement for any loss or damages suffered by breach of such duty as well as return of any payments made under this Separation Agreement, and reserves its right to seek any damages or losses it may have as a result of such breach of duty in a court of competent jurisdiction.

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13.     You covenant and expressly agree that your entry into this Separation Agreement and the release contained herein is made of Your own free will and is not made in reliance upon any statement by any representative of the Employer. You are advised hereby to consult with an attorney regarding this Separation Agreement. You further state and covenant that You have read this Separation Agreement; that You have been advised of Your legal rights and discussed the same with Your attorney or have had the opportunity to do so; that the terms are understood; that You have had ample and reasonable time to read, understand, discuss, and consider the aforesaid Separation Agreement; and that You enter into this Separation Agreement knowingly and voluntarily of Your own free will.

14.     Any and all claims or disputes arising from or related to this Separation Agreement, other than a claim for injunctive relief, shall first be submitted to mediation in Dallas County, Texas (or an adjacent surrounding county as determined by Employer) and if not resolved by mediation, then by binding arbitration in Dallas County, Texas (or an adjacent surrounding county as determined by Employer), with a panel of one (1) arbitrator under, and in accordance with, the then governing rules of the American Arbitration Association. Judgment upon an arbitration award may be entered in a District Court for Mecklenburg County, State of North Carolina, or Dallas County, State of Texas. Employer and You shall each bear their own costs related to any mediation or arbitration proceeding.

Nothing contained herein shall prevent the Employer from filing any action in a court of competent jurisdiction for the limited purposes of outlining and supervising the enforcement of the mandatory arbitration process and of issuing any injunctive or similar preliminary relief as may be deemed appropriate by such court in advance of the issuance of any arbitration award.

15.     This Separation Agreement shall be construed and enforced in accordance with Texas law. Venue shall reside in Dallas County, Texas.

16.     If any portion, provision or part of this Separation Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Separation Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

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17.     This Separation Agreement constitutes a single integrated contract expressing the entire Separation Agreement of the parties hereto. There are no agreements, written or oral, express or implied, between the parties hereto, concerning the subject matter hereof, except the agreements set forth in this Separation Agreement.

18.     The prevailing party in any enforcement action under this Separation Agreement shall be entitled to full reimbursement of attorney’s fees and costs.

19.     While Employer will withhold all required employment taxes, You agree that You are ultimately responsible for and will pay any and all applicable taxes related to any and all amounts he receives pursuant to this Separation Agreement. You further acknowledge that Employer has not made any representations to You regarding taxes or the applicability of taxes related to the amounts being paid pursuant to this Separation Agreement and that You will seek advice from Your own tax advisors. You further agree to indemnify, defend, and hold harmless Employer from and against the responsibility for payment, withholding and remittance of any and all taxes and tax liabilities and actions by any party, entity, state government, local government, federal government or any other governmental agency relating to, arising out of and in any way associated with taxes or tax matters and this defense and indemnity includes, but is in no way limited to, any and all taxable amounts, principal amounts, interest, penalties, attorneys’’ fees, costs, and other amounts whatsoever.

Kyle, we are pleased that we were able to part ways on these amicable terms. We wish you every success in your future endeavors.

Sincerely,

5&2 STUDIOS, INC.

Signature:	/s/ Nicole A. Johnson
Nicole A. Johnson
Director of Human Resources

Date:	7/10/2025

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By signing this Separation Agreement, I acknowledge that I have been given the opportunity to review this Separation Agreement carefully; that I have read this Separation Agreement and understand the terms of the Separation Agreement; and that I voluntarily agree to them.

Signature:	/s/ Kyle Young
Kyle Young

Date:	7/10/2025

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